Burcon NutraScience Corporation

Condensed Consolidated Interim Financial Statements
Three and nine months ended December 31, 2018 and 2017
(Unaudited)
(Prepared in Canadian dollars)

BURCON NUTRASCIENCE CORPORATION
Condensed Consolidated Interim Balance Sheets
(Unaudited)
As at December 31, 2018 and March 31, 2018

(Prepared in Canadian dollars)
	December 31,	March 31,
	2018	2018
	$	$
ASSETS

Current assets
Cash and cash equivalents	748,738	3,420,865
Amounts receivable (note 10)	39,670	154,289
Prepaid expenses	303,096	230,605
	1,091,504	3,805,759

Property and equipment	304,220	378,294
Goodwill	1,254,930	1,254,930

	2,650,654	5,438,983

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities (note 10)	492,300	804,001
Derivative liability (note 4)	5,384	59,288
Convertible note (note 4)	1,970,071	-
Accrued interest (notes 4 and 5)	478,018	-
Short-term loan (note 5)	500,000	-
	3,445,773	863,289

Convertible note (note 4)	-	1,905,807
Accrued interest (note 4)	-	324,871

	3,445,773	3,093,967

SHAREHOLDERS’ EQUITY (note 6)
Capital stock	73,361,133	73,361,133
Contributed surplus	7,688,356	7,599,389
Options	10,437,711	10,329,057
Warrants	199,117	4,723
Deficit	(92,481,436)	(88,949,286)

	(795,119)	2,345,016

	2,650,654	5,438,983

Going concern (note 1)
Subsequent event (note 14)

Approved by the Audit Committee of the Board of Directors

“Peter H. Kappel” (signed)	“Douglas Gilpin” (signed)

Director	Director

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BURCON NUTRASCIENCE CORPORATION
Condensed Consolidated Interim Statements of Operations and Comprehensive Loss
(Unaudited)
For the three and nine months ended December 31, 2018 and 2017

(Prepared in Canadian dollars)
	Three months ended		Nine months ended
	December 31		December 31
	2018	2017	2018	2017
	$	$	$	$
REVENUE
Royalty income (note 2(a))	14,170	14,041	28,446	41,590
EXPENSES
Research and development (note 7)	409,745	471,221	1,260,755	1,490,423
Intellectual property	319,193	530,192	829,131	1,321,145
General and administrative (note 8)	380,474	464,563	1,265,425	1,346,363
	1,109,412	1,465,976	3,355,311	4,157,931
LOSS FROM OPERATIONS	(1,095,242)	(1,451,935)	(3,326,865)	(4,116,341)
INTEREST AND OTHER INCOME	7,629	6,824	(960)	48,529
INTEREST EXPENSE (notes 4 and 5)	(79,631)	(67,326)	(217,412)	(198,881)
FOREIGN EXCHANGE (LOSS) GAIN	12,332	3,319	13,087	(44,082)
CHANGE IN FAIR VALUE OF DERIVATIVE LIABILITY (note 4)	-	121	-	88,846
LOSS AND COMPREHENSIVE LOSS FOR THE PERIOD	(1,154,912)	(1,508,997)	(3,532,150)	(4,221,929)
BASIC AND DILUTED LOSS PER SHARE	(0.03)	(0.04)	(0.08)	(0.11)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BURCON NUTRASCIENCE CORPORATION
Condensed Consolidated Interim Statements of Changes in Shareholders’ Equity
(Unaudited)
For the nine months ended December 31, 2018 and 2017

(Prepared in Canadian dollars)

	Number of
	fully paid						Total
	common	Capital	Contributed				shareholders’
	shares	stock	surplus	Options	Warrants	Deficit	equity
		$	$	$	$	$	$

Balance - March 31, 2017	37,827,175	70,000,001	6,778,227	10,379,989	281,989	(83,326,501)	4,113,705

Loss and comprehensive loss for the period	-	-	-	-	-	(4,221,929)	(4,221,929)

Options cancelled	-	-	81,839	(81,839)	-	-	-

Warrants issued	-	-	-	-	4,103	-	4,103
Warrants expired	-	-	281,989	-	(281,989)	-	-
Stock-based compensation expense	-	-	-	357,815	-	-	357,815
Balance - December 31, 2017	37,827,175	70,000,001	7,142,055	10,655,965	4,103	(87,548,430)	253,694

Balance - March 31, 2018	43,941,536	73,361,133	7,599,389	10,329,057	4,723	(88,949,286)	2,345,016

Loss and comprehensive loss for the period	-	-	-	-	-	(3,532,150)	(3,532,150)

Options cancelled	-	-	84,243	(84,243)	-	-	-
Warrants issued	-	-	-	-	199,118	-	199,118
Warrants expired	-	-	4,724	-	(4,724)	-	-
Stock-based compensation expense	-	-	-	192,897	-	-	192,897
Balance - December 31, 2018	43,941,536	73,361,133	7,688,356	10,437,711	199,117	(92,481,436)	(795,119)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BURCON NUTRASCIENCE CORPORATION
Condensed Consolidated Interim Statements of Cash Flows
(Unaudited)
For the nine months ended December 31, 2018 and 2017

(Prepared in Canadian dollars)
	2018	2017
	$	$

CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	(3,532,150)	(4,221,929)
Items not affecting cash
Amortization of property and equipment	79,596	106,656
Unrealized foreign exchange (gain) loss	(12,403)	36,725
Interest expense	217,412	198,881
Change in fair value of derivative liability	-	(88,846)
Financing expense (recovery) (note 10)	145,213	(98,617)
Loss on disposal of property and equipment	-	476
Stock-based compensation expense	192,896	357,814

	(2,909,436)	(3,708,840)
Changes in non-cash working capital items
Amounts receivable	114,619	118,501
Prepaid expenses	(72,491)	10,417
Accounts payable and accrued liabilities	(285,571)	219,985

	(3,152,879)	(3,359,937)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(13,241)	(18,951)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term loan	500,000	-
Share issue costs	(18,410)	-

	481,590	-
FOREIGN EXCHANGE GAIN (LOSS) ON CASH AND CASH EQUIVALENTS	12,403	(36,725)

DECREASE IN CASH AND CASH EQUIVALENTS	(2,672,127)	(3,415,613)

CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	3,420,865	4,701,108

CASH AND CASH EQUIVALENTS – END OF PERIOD	748,738	1,285,495

INTEREST RECEIVED	16,418	21,099

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BURCON NUTRASCIENCE CORPORATION
NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended December 31, 2018 and 2017
(Unaudited)
(Prepared in Canadian dollars)

1.	Going concern

Burcon NutraScience Corporation (“Burcon” or the “Company”) is an incorporated entity headquartered in Vancouver, British Columbia, Canada.

These condensed consolidated interim financial statements have been prepared on a going concern basis, which assumes that the Company will be able to continue its operations for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business.

As at December 31, 2018, the Company had minimal revenues from its technology and had an accumulated deficit of $92,481,436 (March 31, 2018 - $88,949,286). During the nine months ended December 31, 2018, the Company incurred a loss of $3,532,150 (2017 - $4,221,929) and had negative cash flow from operations of $3,152,879 (2017 - $3,359,937). The Company has relied on equity financings, private placements, rights offerings, other equity transactions, issuance of convertible debt and a short-term loan to provide the financing necessary to undertake its research and development activities. As at December 31, 2018, the Company had cash and cash equivalents of $748,738 (March 31, 2018 - $3,420,865). In November 2018, the Company signed an agreement for a short-term loan of up to $1.0 million (note 5). The Company is in the process of negotiating various financing options for its short-term and long-term funding requirements to maintain its operations and to fund its development activities.

The Company’s ability to continue as a going concern is dependent upon the Company raising additional capital. The Company will need to raise additional capital to fund operations and carry out its business objectives. There can be no assurance that additional financing may be available on acceptable terms., if at all. These conditions indicate existence of a material uncertainty that casts significant doubt about the ability of the Company to meet its obligations as they become due and, accordingly, its ability to continue as a going concern.

Although the Company expects to receive royalty revenues from its license and production agreement (the “Soy Agreement”) with Archer Daniels Midland Company (“ADM”) from the sales of CLARISOY®, royalty revenues received to-date have not been significant and the timing and the amount of royalty revenues cannot be ascertained at this time.

These condensed consolidated interim financial statements do not reflect the adjustments to the carrying values of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications that would be necessary if the Company were unable to realize its assets and settle its liabilities as a going concern in the normal course of operations. Such adjustments could be material.

2.	Nature of operations

Burcon and its subsidiary are research and development companies that are developing plant protein extraction and purification technology in the field of functional, renewable plant proteins. The Company and its subsidiary have developed CLARISOY®, a soy protein; and are developing Peazazz®, a pea protein, and Puratein®, Supertein® and Nutratein®, three canola protein isolates.

BURCON NUTRASCIENCE CORPORATION
NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended December 31, 2018 and 2017
(Unaudited)
(Prepared in Canadian dollars)

a)	CLARISOY®

Burcon has a 20-year Soy Agreement with ADM to license its CLARISOY® technology to ADM on an exclusive basis to produce, market and sell CLARISOY® soy protein worldwide. The terms of the Soy Agreement include the license to ADM of all intellectual property, including know-how and trade secrets concerning the manufacture and use of CLARISOY®, the engineering and design by ADM of an initial commercial CLARISOY® production plant and a royalty structure that incorporates financial incentives for ADM to expand sales globally. ADM will make royalty payments to Burcon on the sales of CLARISOY® under the Soy Agreement. Maintaining the CLARISOY® soy protein patent portfolio during the term of the Soy Agreement is the responsibility of Burcon. Since signing the agreement, Burcon has filed additional patent applications to seek important commercial protection for the production and use of CLARISOY®. ADM has elected to include these applications to the license and, if granted, could lengthen the royalty term under the Soy Agreement to at least the year 2035. In November 2016, ADM confirmed that it has fully commissioned the first full-scale CLARISOY® production facility at its North American headquarters in Decatur, Illinois.

b)	Peazazz®

Burcon has developed a novel pea protein isolate that it has branded Peazazz®. In June 2013, Burcon announced that it had completed the construction of a Peazazz® semi-works production facility located in Winnipeg, Manitoba. Burcon has been using the semi-works production facility to provide market development quantities (tonnage amounts) to customers for product and market development activities.

Burcon has executed a number of material transfer agreements with potential partners and customers, and has been in discussions with a select group of potential partners to discuss the commercialization of Peazazz® and is considering various options, including building full-scale production facilities through a variety of partnerships.

Burcon achieved US self-affirmed GRAS (“Generally Recognized As Safe”) status in 2017 for its Peazazz® pea protein products, and has made its submission to the US Food and Drug Administration (“FDA”) for GRAS notification in June 2018.

c)	Puratein®, Supertein® and Nutratein®

Burcon is developing three canola protein isolate products, Puratein®, Supertein® and Nutratein®. In 2008, Puratein® and Supertein® achieved US self-affirmed GRAS (“Generally Recognized As Safe”) status, and the US Food and Drug Administration formally acknowledged receipt of Burcon’s GRAS notification for Puratein® and Supertein® in 2010.

BURCON NUTRASCIENCE CORPORATION
NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended December 31, 2018 and 2017
(Unaudited)
(Prepared in Canadian dollars)

3.	Significant accounting policies

Basis of presentation

These condensed consolidated interim financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) applicable to the preparation of interim financial statements, including International Accounting Standards (“IAS”) 34, Interim Financial Reporting, on a basis consistent with those followed in the most recent annual consolidated financial statements, and interpretations issued by the IFRS Interpretations Committee (“IFRIC”). These condensed consolidated financial statements do not include all of the information required for full annual financial statements and were approved and authorized for issue by the Audit Committee of the Board of Directors on February 12, 2019.

The condensed consolidated interim financial statements should be read in conjunction with the Company’s IFRS consolidated annual financial statements for the year ended March 31, 2018.

Principles of consolidation

These condensed consolidated interim financial statements include the accounts of the Company and its subsidiary, Burcon NutraScience (MB) Corp. A subsidiary is an entity in which the Company has control, directly or indirectly. Under IFRS 10, an investor controls an investee if and only if the investor has power over the investee, exposure, or rights, to variable returns from its involvement with the investee, and the ability to use its power over the investee to affect the amount of the investor's returns. All material intercompany transactions and balances have been eliminated on consolidation.

Details of the Company’s subsidiary at December 31, 2018 are as follows:

	Place of	Interest
	incorporation	%	Principal activity

Burcon NutraScience (MB) Corp.	Manitoba, Canada	100	Research and development

Newly adopted accounting standards and amendments

IFRS 15 - Revenue from Contracts with Customers

Effective April 1, 2018, the Company has adopted IFRS 15 – Revenue from Contracts with Customers. The standard supersedes IAS 18 - Revenue, IAS 11 - Construction Contracts, and related interpretations. This standard addresses revenue recognition and establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers.

BURCON NUTRASCIENCE CORPORATION
NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended December 31, 2018 and 2017
(Unaudited)
(Prepared in Canadian dollars)

Once the ADM Agreement became an exclusive license it was considered to be a sale of the intellectual property, IFRS 15 requires that Burcon has to record the transaction price based on expected proceeds to be received. However, any variable consideration elements of the price should only be recognised to the extent that it is highly probable that a significant reversal in the amount of the cumulative revenue recognised will not occur when the uncertainty associated with the variable consideration is subsequently resolved. As the amount of royalty revenues to be received from ADM cannot be ascertained at this time the Company continues to recognize revenue once notification from ADM regarding the quarterly royalties has been received.

The Company elected to apply IFRS 15 using a modified retrospective approach. However, for the reasons discussed above, the adoption of IFRS 15 resulted in no impact on the financial statements of the Company, as the timing of revenue recognition was unchanged.

IFRS 9 - Financial Instruments and IFRS 7 – Financial Instruments: Disclosures

Effective April 1, 2018, the Company has adopted IFRS 9 Financial Instruments. IFRS 9 supersedes IAS 39 Financial Instruments: Recognition and Measurement. The standard makes changes to the previous guidance on the classification and measurement of financial assets and liabilities and introduces an expected credit loss model for the impairment of financial assets.

The Company applied IFRS 9 retrospectively; however, the adoption of IFRS 9 did not require any adjustments to the classification or measurement of the Company’s financial assets and financial liabilities. The adoption of the new expected credit loss model under IFRS 9 had only a negligible impact on the carrying amount of our financial assets on the transition date given the Company has no history of bad debt expenses.

Accounting standards issued and not yet effective

IFRS 16 - Leases

In January 2016, the IASB issued IFRS 16, Leases, which requires, among other things, leases to recognize leases traditionally recorded as operating leases in the same manner as a financing lease. The required adoption date is January 1, 2019, with early adoption permitted. The Company has reviewed its leases and since it does not have any long-term leases for its office premises and a limited number of minor leases, the new standard will not have a significant impact on the consolidated financial statements. The Company will apply the standard on a modified retrospective basis in the first quarter of fiscal 2020.

4.	Convertible note

On May 12, 2016, the Company issued a convertible note (the “Note”) to Large Scale Investments Limited (“Large Scale’), a wholly-owned subsidiary of PT International Development Corporation Limited (“PT International”), formerly ITC Corporation Limited, an entity that had significant influence over Burcon, for the principal amount of $2.0 million (the “Principal Amount”) with net proceeds of $1.9 million. The Note bears interest at 8% per annum, compounded monthly. The Principal Amount and accrued interest will be payable on the earlier of May 12, 2019, the occurrence of an event of default as set out in the Note (the “Maturity Date”), or voluntary prepayment by the Company. Large Scale may convert the Principal Amount in whole or in part at $4.01 per share into common shares of the Company at any time commencing on or after July 1, 2016 and up to and including the Maturity Date.

BURCON NUTRASCIENCE CORPORATION
NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended December 31, 2018 and 2017
(Unaudited)
(Prepared in Canadian dollars)

On September 28, 2018, Mr. Alan Chan, a director of the Company, through his wholly-owned company, Firewood, acquired all the issued and outstanding shares of the wholly-owned subsidiaries of PT International that had significant influence over Burcon, including Large Scale that issued the Note to the Company.

Burcon has the right, before the Maturity Date, upon written notice to Large Scale of not less than thirty days, to prepay in cash all or any portion of the Principal Amount by paying to Large Scale an amount equal to the Principal Amount to be prepaid multiplied by 110%. The payment of the Principal Amount and all accrued and unpaid interest thereon will be subordinated in right of payment to any amount owing in respect of secured indebtedness of the Company. Subject to the consent of Large Scale, Burcon may pay any interest that is due and payable under the Note through the issuance of common shares at a conversion price equal to the volume weighted average trading price of the common shares on the Toronto Stock Exchange (“TSX”) for the five trading days immediately prior to the date such interest is due and payable.

The conversion option was recorded as a derivative liability (note 12). Under the terms of the Note, there are certain conditions where the conversion price may be adjusted. Therefore, in accordance with IFRS, an obligation to issue shares for a price that is not fixed must be classified as a derivative liability and measured at fair value, with changes recognized in change in fair value of conversion option in the consolidated statement of operations and comprehensive loss.

Pursuant to the terms of the Note, the conversion price had to be adjusted upon the completion of a rights offering. Therefore, the conversion price of the Note was adjusted effectively immediately after the record date of the rights offering that completed on November 30, 2016, being November 3, 2016, from $4.01 per share to $3.99 per share. Similarly, the conversion price was adjusted upon the completion of the Rights Offering (note 6(a)) from the record date of the Rights Offering, being January 16, 2018 from $3.99 per share to $3.94 per share.

The conversion and prepayment options were recorded as a net derivative liability and measured at fair value, with changes in fair value recorded in the consolidated statement of operations and comprehensive loss. The fair value of the conversion and prepayment options was estimated based on a methodology for pricing convertible bonds using the Partial Differential Equation Method, with the following initial assumptions: expected volatility of 63%; expected dividend per share of nil; risk-free rate of 0.60%, entity-specific credit spread, and expected life of 3 years. The assumptions as at March 31, 2018 were as follows: expected volatility of 99%, expected dividend per share of nil; risk-free rate of 1.63%, initial entity-specific credit spread adjusted by the movement in the option adjusted spread of the Canada High Yield Index, and expected life of 1.1 years. The initial fair value of the net derivative liability was estimated as $189,705 as at the issue date of the Note. As at March 31, 2018, the fair value of the net derivative liability was estimated to be $5,384 and the change (decrease) in fair value of the derivative liability of $89,508 was recorded for the year ended March 31, 2018. As the valuation assumptions did not change significantly from March 31, 2018 to December 31, 2018, no change in the fair value of the derivative liability was recorded for the nine months ended December 31, 2018.

BURCON NUTRASCIENCE CORPORATION
NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended December 31, 2018 and 2017
(Unaudited)
(Prepared in Canadian dollars)

5.	Short-term loan

On November 13, 2018, the Company entered into a loan agreement with Large Scale to provide Burcon with an unsecured loan for up to $1.0 million (the “Loan”). The Loan has a term of six months, bears interest at 18% per annum on the amount drawn, and 3% per annum on the undrawn portion and may be drawn in two tranches. Up to $500,000 of the Loan may be drawn by Burcon in the first tranche (the “Closing Date”) with the remaining $500,000 available to be drawn by Burcon thereafter by providing a funding request of at least five business days. The amounts drawn on the Loan and the accrued interest will be payable on the earlier of six months from the Closing Date, the occurrence of an event of default as set out in the Loan, or voluntary prepayment by the Company. Burcon completed the first drawdown of $500,000 on November 30, 2018 and recorded a commitment fee of $10,000 as financing expense during this quarter.

6.	Shareholders’ equity

a)	Capital stock

Authorized

Unlimited number of common shares without par value

Rights Offering

On February 13, 2018, the Company completed a rights offering (the “Rights Offering”) for 6,114,361 common shares at $0.57 per common share for gross proceeds of $3,485,186, and net proceeds of $3,361,132 million. Burcon issued to each shareholder one right (the “Right”) for each common share held by such shareholder. Every four Rights entitled the holder thereof to purchase one common share in the Company at a price of $0.57 per common share.

Subject to certain conditions, Dr. Allan Yap (“Dr. Yap”), the Company’s former Chairman and Chief Executive Officer (“CEO”), agreed to provide a standby guarantee (the “Standby Commitment”) to purchase such common shares that were available to be purchased, but not otherwise subscribed for, that would have resulted in a minimum of 4,728,397 common shares being issued under the Rights Offering. Dr. Yap resigned from his positions of Chairman and CEO on January 15, 2019. As more than 50% of the Rights Offering was subscribed, Dr. Yap was not required to fulfill his obligations under the Standby Commitment. As consideration for the Standby Commitment, Dr. Yap was entitled to receive share purchase warrants (“Standby Warrants”) to acquire up to 1,182,099 common shares at an exercise price of $0.69 per common share that would be exercisable up to February 13, 2020. In accordance with the policies of the TSX, the issuance of the Standby Warrants to Dr. Yap was subject to shareholder approval, which was granted at Burcon's annual general meeting (“AGM”) held on September 6, 2018. The Standby Commitment Agreement gave rise to a financial asset and liability, which were initially recorded at fair value as a derivative asset and liability of $53,904, respectively, with the change in fair value to be recorded through profit and loss. As noted above, Dr. Yap was not required to fulfill his obligations under the Standby Commitment, and therefore the change in the fair value of the derivative asset of $53,904 has been recognized as a financing expense during fiscal 2018. The Standby Warrants were issued after they were approved at the AGM. Burcon estimated the value of the Standby Warrants to be $199,118 using the Black-Scholes option pricing model and has recorded $145,214, being the amount by which the fair value of the Standby Warrants exceeded the value of the derivative liability, as financing expense (note 8) during the second quarter of this year.

BURCON NUTRASCIENCE CORPORATION
NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended December 31, 2018 and 2017
(Unaudited)
(Prepared in Canadian dollars)

b)	Contributed surplus

Contributed surplus comprises the value ascribed to expired warrants and options and forfeited vested options, previously categorized in either warrants or options, as applicable, within shareholders’ equity. During the second quarter, $84,243 was reclassified from options to contributed surplus as a result of cancellation of options due to an employee termination.

Warrants issued to the guarantors of the rights offering that completed on November 30, 2016 expired unexercised on November 30, 2018 and $4,724 was reclassified from warrants to contributed surplus during the third quarter of this year.

Warrants issued to the guarantors of the rights offering that completed on April 30, 2015 expired unexercised on April 30, 2017 and $281,989 was reclassified from warrants to contributed surplus during the three months ended June 30, 2017.

c)	Options

The Company has a stock option plan in which all directors, officers, employees and consultants of the Company and its subsidiary are eligible to participate.

At December 31, 2018, 3,559,583 (March 31, 2018 - 3,595,549) options to purchase common stock are outstanding from the stock option plan. These options, when vested under the terms of the plan, are exercisable at prices ranging between $0.69 and $9.60 per common share. An additional 834,570 (March 31, 2018 - 798,604) options may be granted in future years under this plan. Unless otherwise determined by the board of directors, the options have a term of 10 years from the date of grant. The vesting terms are determined at the discretion of the board of directors at the time of grant. All grants are recognized using graded vesting, with each vesting tranche being valued separately, and the fair value of each tranche recognized over its respective vesting period.

	Nine months ended
	December 31, 2018		Year ended March 31, 2018

		Weighted		Weighted
		average		average
	Number of	exercise	Number of	exercise
	options	price	options	price
		$		$

Outstanding - Beginning of period	3,595,549	4.32	3,341,359	4.81

Granted	-	-	452,000	0.69
Cancelled	(35,966)	3.98	(197,810)	4.30

Outstanding - End of period	3,559,583	4.32	3,595,549	4.32

BURCON NUTRASCIENCE CORPORATION
NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended December 31, 2018 and 2017
(Unaudited)
(Prepared in Canadian dollars)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2018:

	Options outstanding			Options exercisable

	Number			Number
	outstanding	Weighted		exercisable
Range	at	average	Weighted	at	Weighted
of	December	remaining	average	December	average
exercise	31,	contractual	exercise	31,	exercise
prices	2018	life	price	2018	price
$		(years)	$		$

0.69	448,000	9.01	0.69	150,000	0.69
2.33 - 4.16	2,134,083	6.13	2.79	2,028,282	2.80
6.78 – 9.60	977,500	1.17	9.33	977,500	9.33

	3,559,583	5.13	4.32	3,155,782	4.72

The fair value of each option is estimated as at the date of grant or other measurement date using the Black-Scholes option pricing model and the following weighted average assumptions:

	Nine months
	ended	Year ended
	December 31,	March 31,
	2018	2018

Dividend yield	N/A	0%
Expected volatility	N/A	60.5%
Risk-free interest rate	N/A	2.0%
Expected forfeitures	N/A	8.4%
Expected average option term (years)	N/A	7.8

The expected volatility and expected forfeitures are based on historical volatility and forfeitures. The risk-free rate of return is the yield on a zero-coupon Canadian treasury bill of a term consistent with the expected average option term. The expected average option term is the average expected period to exercise, based on the historical activity patterns for each individually vesting tranche.

There were no options granted during the nine months ended December 31, 2018. The weighted average fair value of the options granted during the year ended March 31, 2018 was $0.44 per option.

For the three and nine months ended December 31, 2018, included in research and development expenses is $31,697 and $103,975, respectively, (2017 - $48,767 and $185,701) (note 7) of stock-based compensation and included in general and administrative expenses (salaries and benefits) is $28,406 and $88,921, respectively (2017 - $49,137 and $172,113) (note 8) of stock-based compensation.

BURCON NUTRASCIENCE CORPORATION
NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended December 31, 2018 and 2017
(Unaudited)
(Prepared in Canadian dollars)

7.	Research and development

	Three months ended		Nine months ended
	December 31		December 31

	2018	2017	2018	2017
	$	$	$	$

Salaries and benefits (note 6)	292,669	302,288	863,945	978,039
Laboratory operation	63,194	98,008	201,247	284,230
Rent	21,825	21,702	65,321	65,074
Amortization of property and equipment	20,064	34,561	78,163	105,441
Analyses and testing	9,196	10,391	43,619	40,251
Travel and meals	2,797	4,271	8,460	17,388

	409,745	471,221	1,260,755	1,490,423

8.	General and administrative

	Three months ended		Nine months ended
	December 31		December 31

	2018	2017	2018	2017
	$	$	$	$

Salaries and benefits (note 6)	228,455	268,948	697,479	831,620
Office supplies and services (note 10)	59,386	42,807	144,722	136,915
Financing expense (recovery) (note 6)	30,099	-	179,762	(93,468)
Other	19,504	19,543	59,957	60,563
Professional fees	16,540	41,825	57,042	128,206
Travel and meals	13,762	31,199	38,380	74,751
Investor relations	10,518	41,611	59,481	153,098
Transfer agent and filing fees	2,210	18,630	28,602	54,678

	380,474	464,563	1,265,425	1,346,363

BURCON NUTRASCIENCE CORPORATION
NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended December 31, 2018 and 2017
(Unaudited)
(Prepared in Canadian dollars)

9.	Basic and diluted loss per share

The following table sets forth the computation of basic and diluted loss per share:

	Three months ended		Nine months ended
	December 31		December 31

	2018	2017	2018	2017
	$	$	$	$

Loss for the period, being loss
attributable to common shareholders - basic and diluted	(1,154,912)	(1,508,997)	(3,532,150)	(4,221,929)

	Shares	Shares	Shares	Shares

Weighted average common shares - basic and diluted	43,941,536	37,827,175	43,941,536	37,827,175

Basic and diluted loss per share	(0.03)	(0.04)	(0.08)	(0.11)

For the three and nine months ended December 31, 2018 and 2017, the Company excluded all potential common share equivalents from the diluted loss per share calculation as they were anti-dilutive.

10.	Related party transactions

The Company engaged a company that is controlled by PT International for the following related party transactions. Up to September 27, 2018, PT International had significant influence over Burcon. Effective from September 28, 2018 (note 4), PT International was related to the Company by virtue of a common director and common officers.

Included in general and administrative expenses (office supplies and services) for the three and nine months ended December 31, 2018 is $18,752 and $56,255, respectively (2017 - $18,752 and $57,548) for office space rental, services, and equipment rental.

For the three and nine months ended December 31, 2018, included in general and administrative expenses (management fees) is $nil and $120, respectively (2017 - $10 and $500) for services provided to the Company. At December 31, 2018, $nil (March 31, 2018 - $20) of this amount is included in accounts payable and accrued liabilities. For the three and nine months ended December 31, 2018, included in interest and other income is $4,876 and $10,825, respectively (2017 - $2,506 and $10,952) for management services provided by the Company. At December 31, 2018, $673 (March 31, 2018 - $413) of this amount is included in amounts receivable.

Following shareholder approvals received at the AGM held on September 6, 2018, 1,182,099 share purchase warrants were issued to Dr. Yap, with an estimated fair value of $199,117. The Company recorded $145,213 representing the amount by which the value of the derivative liability exceeded the fair value of the Standby Warrants, as financing expense.

BURCON NUTRASCIENCE CORPORATION
NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended December 31, 2018 and 2017
(Unaudited)
(Prepared in Canadian dollars)

On November 13, 2018, the Company entered into a loan agreement with Large Scale, a company wholly-owned by Mr. Alan Chan who is a director of Burcon, for an unsecured loan of up to $1.0 million. $500,000 was outstanding as at December 31, 2018 and the Company recorded interest expense of $9,205 for the three months ended December 31, 2018 (2017 - $nil). The Company also paid a commitment fee of $10,000 to Large Scale and recorded same as financing expense during this quarter.

11.	Key management compensation

Key management includes the Company’s CEO and COO. Remuneration of directors and key management personnel comprises:

	Nine months ended
	December 31

	2018	2017
	$	$

Short-term benefits	272,252	289,983
Option-based awards	29,998	54,455

	302,250	344,438

Short-term benefits comprise salaries, director fees and employment benefits.

Option-based awards represent the cost to the group of senior management and directors’ participation in the incentive stock option plan, as measured by the fair value of instruments granted accounted for in accordance with IFRS 2, Share-based Payment. For details of these plans refer to note 6 to these condensed consolidated interim financial statements.

12.	Financial instruments

Credit risk

The financial instruments that expose the Company to a concentration of credit risk are cash and cash equivalents and amounts receivable. The Company’s cash and cash equivalents may comprise interest-bearing savings instruments with Canadian chartered banks. The Company limits its exposure to credit loss by placing its cash and cash equivalents with two Canadian chartered banks.

Interest rate risk

All of the Company’s financial instruments are non-interest bearing except for cash and cash equivalents that earn interest at variable market rates, the Note and the Loan that bear interest at a fixed interest rates. Burcon’s cash and cash equivalents are held at two Canadian chartered banks to maximize interest and to diversify risk. For the three and nine months ended December 31, 2018, the weighted average interest rate earned on the Company’s cash and cash equivalents was 1.52% and 1.64% per annum, respectively (2017 – 1.21% and 1.02% per annum). The impact of a 1% strengthening or weakening of interest rates on the Company’s cash and cash equivalents at December 31, 2018 is estimated to be a $7,000 increase or decrease in interest income per year.

BURCON NUTRASCIENCE CORPORATION
NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended December 31, 2018 and 2017
(Unaudited)
(Prepared in Canadian dollars)

Liquidity risk

The Company manages liquidity risk through the management of its capital structure (note 13). It also manages liquidity risk by monitoring actual and forecasted cash flows taking into account current and planned operations. Refer also to Note 1. The Company’s estimated minimum contractual undiscounted cash flow requirement for its financial liabilities at December 31, 2018 is $3,470,318, all of which is due within the next 12 months.

Fair value

The fair value of the Company’s short-term financial assets and financial liabilities, including cash and cash equivalents, amounts receivable and accounts payable and accrued liabilities approximates their carrying values due to the short-term maturities of these financial instruments.

The fair value of the conversion option and prepayment option related to the Note, included in derivative liability, is a level 3 fair value. The methods and assumptions used to determine the fair value are described in note 6.

The fair value of the Note approximates the carrying value as at December 31, 2018 given the risk-free rate and the credit spread of the Company have not changed substantially since the issue date of the Note.

The carrying values and fair values of financial instruments, by class, are as follows as at December 31, 2018 and March 31, 2018:

As at December 31, 2018
	At fair	Loans and	Financial	Fair value
	value	receivables	liabilities at
	through		amortized
	profit or		cost
	loss
	$	$	$	$
Financial assets
Cash and cash equivalents	-	748,738	-	748,738
Amounts receivable	-	39,670	-	39,670
Total	-	788,408	-	788,408

BURCON NUTRASCIENCE CORPORATION
NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended December 31, 2018 and 2017
(Unaudited)
(Prepared in Canadian dollars)

As at December 31, 2018
	At fair	Loans and	Financial	Fair value
	value	receivables	liabilities at
	through		amortized
	profit or		cost
	loss
	$	$	$	$
Financial liabilities

Accounts payable and accrued liabilities	-	-	492,300	492,300
Short-term loan	-	-	500,000	500,000
Convertible note	-	-	1,970,071	1,970,071
Accrued interest	-	-	478,018	478,018
Derivative liability	5,384	-	-	5,384
Total	5,384	-	3,440,389	3,445,773

As at March 31, 2018
	At fair	Loans and	Financial	Fair value
	value	receivables	liabilities
	through		at
	profit or		amortized
	loss		cost
	$	$	$	$
Financial assets
Cash and cash equivalents	-	3,420,865	-	3,420,865
Amounts receivable	-	154,289	-	154,289
Total	-	3,575,154	-	3,575,154

Financial liabilities
Accounts payable and accrued liabilities	-	-	804,001	804,001
Convertible note	-	-	1,905,807	1,905,807
Accrued interest	-	-	324,871	324,871
Derivative liabilities	59,288	-	-	59,288
Total	59,288	-	3,034,679	3,093,967

BURCON NUTRASCIENCE CORPORATION
NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended December 31, 2018 and 2017
(Unaudited)
(Prepared in Canadian dollars)

Currency risk

The Company has not hedged its exposure to currency fluctuations. As at December 31, 2018 and March 31, 2018, the Company is exposed to currency risk through the following assets and liabilities denominated in U.S. dollars:

	December 31,	March 31, 2018
	2018
	$	$
U.S. Dollars
Cash and cash equivalents	165,813	389,449
Amounts receivable	10,723	5,785
Accounts payable and accrued liabilities
	(14,151)	(99,697)
Net exposure	162,385	295,537

Canadian dollar equivalent	221,526	381,065

Based on the above net exposure at December 31, 2018, a 10% appreciation or depreciation of the U.S. dollar against the Canadian dollar would have resulted in an increase/decrease of approximately $22,000 (March 31, 2018 - $38,000) in the Company’s loss from operations.

13.	Capital disclosures

The Company considers its capital to be its shareholders’ equity.

The Company manages its capital structure to have sufficient resources available to meet day-to-day operating requirements, continue as a going concern and fund its research and development program. The Company is dependent on non-operating sources of cash, primarily from issuing equity, to fund its operations and research development programs. The Company monitors its capital and the expected cash flows required to achieve its business objectives to determine its future financing needs. It seeks additional capital when deemed appropriate, but there is no assurance that it will be able to secure the necessary capital when required. Refer also to note 1.

The Company is not subject to externally imposed capital requirements and there has been no change with respect to the overall capital risk management strategy during the nine months ended December 31, 2018.

14.	Subsequent event

On January 31, 2019, the Company drew down a further $500,000 on the Loan (note 5).